Exhibit 99.1

Extra Space Storage Inc. PHONE (801) 562-5556 FAX (801) 562-5579 2795 East Cottonwood Parkway, Suite 400 Salt Lake City, Utah 84121 www.extraspace.com

FOR IMMEDIATE RELEASE

Extra Space Storage Inc. Reports Operating Results for the Three Months and Year Ended December 31, 2008

Company Posts Positive Same-Store Performance, Reports Financing Progress and Declares First Quarter 2009 Dividend.

SALT LAKE CITY, Utah, February 18, 2009 — Extra Space Storage Inc. (the “Company”) (NYSE: EXR) announced today operating results for the three months and year ended December 31, 2008.  “We continued to see a level of resilience in the fourth quarter with new rental activity similar to 2007 and 2006 levels.  Our industry-leading portfolio of properties, complemented by proactive revenue management strategies, operational execution and excellent expense control, enabled us to again deliver positive revenue, NOI and earnings growth.  We recently secured $59.1 million in financing and our balance sheet is well positioned at this time,” said Kenneth M. Woolley, Chairman and CEO of Extra Space Storage Inc.

Highlights for the Three Months Ended December 31, 2008:

•                  Achieved funds from operations (“FFO”) of $0.37 per diluted share including a $0.09 gain from early extinguishment of debt resulting from the Company’s repurchase of $40.3 million principal amount of its exchangeable senior notes.  FFO for the quarter also includes approximately $0.02 of development property lease-up dilution and $0.01 in dilution from the Company’s sale of common stock in a registered direct placement.  Excluding development dilution, offering dilution and the one-time gain related to debt repurchases, FFO was $0.31 per diluted share.

•                  Increased revenue and net operating income (“NOI”) in our portfolio of 210 same-stores by 1.4% and 2.5%, respectively, when compared to the three months ended December 31, 2007.  Excluding tenant reinsurance income, same-store revenue and NOI increased by 0.7% and 1.4%, respectively.

•                  Acquired eight self-storage properties located in Colorado, Indiana and New York for approximately $57.0 million.

•                  Completed the development of two self-storage properties located in Illinois and Maryland for approximately $16.9 million.

•                  Closed the sale of 3.0 million shares of common stock in a registered direct placement to certain clients of RREEF America L.L.C.  The Company received gross proceeds from the offering of approximately $44.1 million.

•                  Repurchased approximately $40.3 million principal amount of exchangeable senior notes on the open market resulting in a one-time gain on early extinguishment of debt of approximately $8.0 million, or $0.09 per share.

•                  Declared and paid a quarterly dividend of $0.25 per common share.

At December 31, 2008, the Company operated or had ownership interests in 694 properties, 279 of which were wholly-owned and consolidated, four of which were held in joint ventures and consolidated, 344 of which were held in joint ventures and accounted for using the equity method, and 67 of which were managed and in which the Company held no ownership interest.  This compares to December 31, 2007, at which time the Company operated or had ownership interests in 651 properties, 260 of which were wholly-owned and consolidated, two of which were held in joint ventures and consolidated, 344 of which were held in joint ventures and accounted for using the equity method, and 45 of which were managed and in which the Company held no ownership interest.  Results for both periods include equity in earnings of real estate joint ventures, management fees and other income.

FFO Per Share for the Three Months and Year Ended December 31, 2008:

FFO per diluted share for the three months ended December 31, 2008 was $0.37 compared to $0.29 for the three months ended December 31, 2007.  FFO per share increased by approximately $0.09 due to a one-time gain from early extinguishment of debt.  FFO for the quarter also includes approximately $0.02 in lease-up dilution from recently opened development properties and $0.01 in dilution from the Company’s sale of common stock in a registered direct placement of common stock.  Excluding the one-time gain related to debt repurchases, development dilution and offering dilution, FFO was $0.31 per diluted share.  FFO available to common stockholders was $33.4 million for the three months ended December 31, 2008, as compared to $20.6 million for the three months ended December 31, 2007.

FFO per diluted share for the year ended December 31, 2008 was $1.18 compared to $1.09 for the year ended December 31, 2007.  FFO per share increased by approximately $0.10 from a one-time gain due to early extinguishment of debt.  At the same time, FFO per share was reduced by approximately $0.02 from unrecovered acquisition costs, $0.06 related to carrying costs associated with the Company’s development program and $0.02 due to a loss on the sale of the Company’s investments in Auction Rate Securities (“ARS”).  FFO per share also includes approximately $0.08 in dilution from the Company’s sales of common stock in May 2008 and October 2008.  Excluding the one-time gain related to debt repurchases, unrecovered acquisition costs, development dilution, the loss on the sale of ARS and offering dilution, FFO was $1.26 per diluted share.  FFO available to common stockholders was $96.6 million for the year ended December 31, 2008, as compared to $76.6 million for the year ended December 31, 2007.

FFO provides relevant and meaningful information about the Company’s operating performance that is necessary, along with net income and cash flows, for an understanding of the Company’s operating results. The Company believes FFO is a meaningful disclosure as a supplement to net earnings. Net earnings assume that the values of real estate assets diminish predictably over time as reflected through depreciation and amortization expenses.  The values of real estate assets fluctuate due to market conditions and the Company believes FFO more accurately reflects the value of the Company’s real estate assets.  FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income computed in accordance with accounting principles generally accepted in the United States (“GAAP”), excluding gains or losses on sales of operating properties, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. The Company believes that to further understand the Company’s performance, FFO should be considered along with the reported net income and cash flows in accordance with GAAP, as presented in the Company’s consolidated financial statements.

The Company’s computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income as an indication of the Company’s performance, as an alternative to net cash flow from operating activities as a measure of liquidity, or as an indicator of the Company’s ability to make cash distributions.

The following table sets forth the calculation of FFO for the three months ended December 31, 2008 and 2007 (in thousands, except share data):

	For the Three Months Ended December 31,
	2008	2007
Net income attributable to common stockholders	$18,960	$9,591

Adjustments:
Real estate depreciation	12,308	9,489
Amortization of intangibles	991	1,283
Joint venture real estate depreciation and amortization	1,428	948
Joint venture loss on sale of properties	—	23
Distributions paid on Preferred Operating Partnership units	(1,437)	(1,438)
Income allocated to Operating Partnership minority interest	1,163	740
Funds from operations	$33,413	$20,636

Weighted average number of shares - diluted	90,398,565	70,995,620

Diluted funds from operations per share	$0.37	$0.29

The following table sets forth the calculation of FFO for the years ended December 31, 2008 and 2007 (in thousands, except share data):

	For the Year Ended December 31,
	2008	2007
Net income attributable to common stockholders	$46,888	$34,584

Adjustments:
Real estate depreciation	42,834	33,779
Amortization of intangibles	4,494	4,159
Joint venture real estate depreciation and amortization	5,072	4,039
Joint venture loss on sale of properties	—	43
Fair value adjustment of obligation associated with Preferred Operating Partnership units	—	(1,054)
Distributions paid on Preferred Operating Partnership units	(5,750)	(1,438)
Income allocated to Operating Partnership minority interest	3,056	2,508
Funds from operations	$96,594	$76,620

Weighted average number of shares - diluted	81,913,784	70,503,668

Diluted funds from operations per share	$1.18	$1.09

The following table sets forth a reconciliation of the Company’s calculation of FFO per diluted share to GAAP net income per diluted share for the three months ended December 31, 2008 and 2007:

	For the Three Months Ended December 31,
	2008	2007
Net income	$0.21	$0.14
Income allocated to Operating Partnership minority interest	0.01	0.01
Net income per diluted share	0.22	0.15

Real estate depreciation	0.14	0.14
Amortization of intangibles	0.01	0.01
Joint venture real estate depreciation and amortization	0.02	0.01
Distributions paid on Preferred Operating Partnership units	(0.02)	(0.02)
Diluted funds from operations per share	$0.37	$0.29

The following table sets forth a reconciliation of the Company’s calculation of FFO per diluted share to GAAP net income per diluted share for the years ended December 31, 2008 and 2007:

	For the Year Ended December 31,
	2008	2007
Net income	$0.57	$0.49
Income allocated to Operating Partnership minority interest	0.04	0.04
Net income per diluted share	0.61	0.53

Real estate depreciation	0.52	0.48
Amortization of intangibles	0.06	0.06
Joint venture real estate depreciation and amortization	0.06	0.05
Fair value adjustment of obligation associated with Preferred Operating Partnership units	—	(0.01)
Distributions paid on Preferred Operating Partnership units	(0.07)	(0.02)
Diluted funds from operations per share	$1.18	$1.09

Operating Results for the Three Months and Year Ended December 31, 2008:

Total revenues for the three months and year ended December 31, 2008 were $70.4 million and $273.3 million, respectively, compared to $64.7 million and $238.9 million, respectively, for the three months and year ended December 31, 2007.  Total expenses for the three months and year ended December 31, 2008 were $46.6 million and $181.3 million, respectively, compared to $41.0 million and $155.1 million, respectively, for the three months and year ended December 31, 2007.  Interest expense for the three months and year ended December 31, 2008 was $16.4 million and $64.6 million, respectively, compared to $16.1 million and $61.0 million, respectively, for the three months and year ended December 31, 2007.  Net income for the three months and year ended December 31, 2008 was $19.0 million and $46.9 million, respectively, compared to $9.6 million and $36.1 million, respectively, for the three months and year ended December 31, 2007.

Same-Store Property Performance:

The Company’s same-store stabilized properties for the three months and years ended December 31, 2008 and 2007 consisted of 210 properties that were wholly-owned and operated and that were stabilized by the first day of each period. The Company considers a property to be stabilized once it has been open three years or has sustained average square foot occupancy of 80.0% or more for one calendar year.  These results provide information relating to property operations without the effects of acquisitions or completed developments. The results shown should not be used as a basis for future same-store performance or for the performance of the Company’s properties as a whole.

The following table sets forth the performance of the Company’s same-store properties for the three months and years ended December 31, 2008 and 2007 (in thousands, except occupancy and property counts, revenues do not include tenant reinsurance income):

	Three months ended December 31,		Percent	Year ended December 31,		Percent
	2008	2007	Change	2008	2007	Change
Same-store rental revenues	$46,255	$45,933	0.7%	$184,643	$181,752	1.6%
Same-store operating expenses	15,261	15,362	-0.7%	63,606	63,428	0.3%
Same-store net operating income	30,994	30,571	1.4%	121,037	118,324	2.3%

Non same-store rental revenues	14,534	10,550	37.8%	51,052	24,563	107.8%
Non same-store operating expenses	6,390	3,853	65.8%	20,916	9,642	116.9%

Total rental revenues	60,789	56,483	7.6%	235,695	206,315	14.2%
Total operating expenses	21,651	19,215	12.7%	84,522	73,070	15.7%

Same-store square foot occupancy as of quarter end	82.5%	84.2%		82.5%	84.2%

Properties included in same-store	210	210		210	210

The increase in same-store rental revenue for the three months and year ended December 31, 2008 as compared to the three months and year ended December 31, 2007 was due to increased rental rates to existing customers which offset lower incoming rental rates and a reduction in occupancy due to higher move-out activity.

Property Acquisitions:

During the three months ended December 31, 2008, the Company acquired eight properties located in Colorado, Indiana and New York for approximately $57.0 million.   For the year ended December 31, 2008, the Company acquired 11 properties on a wholly-owned basis for approximately $79.9 million. The Company also acquired an additional 40.0% interest in an existing joint venture with Prudential for approximately $44.1 million, increasing the Company’s pro-rata equity share from 5.0% to 45.0%.

Property Development:

During the three months ended December 31, 2008, the Company completed the development of two self-storage properties located in Illinois and Maryland for approximately $16.9 million.  During the year ended December 31, 2008, the Company completed the development of nine properties for approximately $77.1 million.

Direct Offering of Common Stock:

On October 3, 2008, the Company closed the sale of 3.0 million shares of its common stock in a registered direct placement to certain clients of RREEF America L.L.C.  The Company received gross proceeds from the offering of approximately $44.1 million.

Repurchase of Exchangeable Senior Notes:

During October 2008, the Company repurchased approximately $40.3 million principal amount of its exchangeable senior notes for approximately $31.7 million in cash on the open market.  The repurchases resulted in a one-time gain of approximately $8.0 million.

Fourth Quarter 2008 Dividend Declared and Paid and First Quarter 2009 Dividend Declared:

On November 25, 2008, the Company announced its fourth quarter 2008 common stock dividend of $0.25 per share. The dividend was paid on December 31, 2008 to stockholders of record as of December 15, 2008.

On February 17, 2009, the Company’s board of directors declared a quarterly dividend of $0.25 per share on the common stock of the Company for first quarter 2009.  The dividend is payable on March 31, 2009 to stockholders of record at the close of business on March 13, 2009.

Balance Sheet:

As of December 31, 2008, the Company’s total debt, including notes payable, notes payable to trusts, exchangeable senior notes and line of credit, was $1.3 billion, compared to $1.3 billion at December 31, 2007.  Total cash as of December 31,

2008 was $64.0 million.  The Company’s percentage of total fixed rate debt to total debt was 88.3%. The weighted average interest rate was 5.1% for fixed rate loans and 1.6% for variable rate loans. The weighted average interest rate of all fixed and variable rate loans was 4.7%.

“Our balance sheet is in good shape.  Our loan maturities are well staged, and we have the capacity to satisfy our debt maturities through September 2010 by utilizing our cash, lines of credit, and undrawn construction and term loans.  Due to the smaller loan size needed for self-storage assets and the performance of the product type, we are making progress obtaining new financing on unencumbered, cash flowing assets as well as development projects.  Since the end of the year, we’ve been able to secure $59.1 million in financing on stabilized properties, as well as swap a $63.0 million variable rate loan to a fixed at an attractive interest rate,” said Kent Christensen, CFO of Extra Space Storage.

Executive Team Transition:

On February 2, 2009, the Company announced a realignment of its executive management team.  Kenneth M. Woolley, the Company’s Chairman and Chief Executive Officer, has accepted an invitation to serve a mission for the Church of Jesus Christ of Latter-day Saints.  In accepting this opportunity, Mr. Woolley will step down as Chairman and Chief Executive Officer on April 1, 2009 but will remain on the board of directors.  The Company’s board of directors has selected the Company’s current President, Spencer F. Kirk, to serve as Chairman and Chief Executive Officer upon Mr. Woolley’s departure.

Mr. Kirk has been involved in the self-storage industry since joining the Company’s predecessor in 1998.  Previously, Mr. Kirk was Chief Executive Officer and Chairman of Megahertz Corporation, a global leader in laptop modem technology.  He has been an integral part of the Company’s management team, and is the Company’s largest private shareholder with approximately 3.3 million shares.

Mr. Woolley commented: “I am excited about a new opportunity for service and embark on it with great enthusiasm.  At the same time, I am proud of Extra Space Storage, our management team, and what we have accomplished.  During challenging economic times, we feel especially fortunate to have built a strong leadership team and a great organization.  We have maintained our financial strength and earned the respect of the capital markets.  We have developed and acquired high quality properties, and emphasized excellence in the service we provide our customers.  I have confidence that under Spencer Kirk’s leadership, Extra Space Storage will continue the prudent, creative, and successful path we have pursued since the Company was founded.”

Market Performance:

For the three months ended December 31, 2008, Chicago, Dallas, Denver, Houston, Sacramento and San Francisco/Oakland were the top performing revenue growth markets.  Markets performing below the Company’s portfolio average in revenue growth included Indianapolis, Memphis, Miami, Phoenix and West Palm Beach.

“Self-storage fundamentals in the fourth quarter largely held their own despite a decline in overall economic conditions.  Incoming rentals were at a similar level to last year which helped offset higher move-out activity.  We have yet to see a material increase in delinquency or bad debt and we continue to possess the ability to raise rents to existing customers.  New supply is low, and we are competitively positioned from both an asset and pricing perspective.  This being said, we are continuing to experience challenging operating and financing environments.  In response, we are focusing intensely on the core business to provide the best possible rental experience for our customers.  At the same time we are actively soliciting debt market participants in order to be as opportunistic as we can in addressing the repayment of our debt maturities.  Though it is difficult to depart at this time in the history of Extra Space Storage, I am leaving the Company in the hands of a cohesive and uniquely qualified management team.  They have already shown themselves to be one of the finest in the business by flawlessly integrating multiple acquisitions, earning the Company some of the best access to the capital markets and by introducing industry leading processes and systems.  I have every confidence that they will execute upon our strategy and continue to manage the business to the benefit of our shareholders,” said Mr. Woolley.

Outlook:

At this time, the Company currently estimates that fully diluted FFO per share for the three months ending March 31, 2009 will be $0.25 to $0.26 before lease-up dilution.  After considering the impact of the Company’s development program, the Company estimates fully diluted FFO per share for the three months ending March 31, 2009 to be $0.23 to $0.24 per share.

For the year ending December 31, 2009, the Company currently estimates that fully diluted FFO per share will be between $1.04 and $1.09 per share before lease-up dilution.  After considering the impact of the Company’s development program, the Company expects fully diluted FFO per share for the year ending December 31, 2009 will be between $0.96 and $1.01 per share.  FFO estimates for the quarter and the year are fully diluted for an estimated average number of shares and Operating Partnership units (“OP units”) outstanding during the year.  FFO estimates for the year do not include the impact of approximately $0.05 per share in non-cash interest charges related to the new accounting pronouncement (FASB Statement of Position No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement)”) taking effect in 2009 that relates to our exchangeable senior notes.  The Company’s estimates are forward-looking and based on management’s view of current and future market conditions.  The Company’s actual results may differ materially from these estimates, which include the following annual assumptions:

•	Same-store property revenue growth, including tenant reinsurance income, between -1.0% and 1.0%.

•	Same-store property expense growth between 2.5% and 3.5%.

•	Same-store property NOI growth, including tenant reinsurance income, between -2.5% and 1.0%.

•	Net tenant reinsurance income between $11.0 million and $12.0 million.

•	General and administrative expenses, net of development fees, between $41.0 million and $43.0 million, including non-cash compensation expense of approximately $3.5 million.

•	Average monthly cash balance of approximately of $100.0 million.

•	Interest expense between $68.0 million and $71.0 million.

•	Weighted average LIBOR of 1.3%.

•	Weighted average number of outstanding shares, including OP units, of approximately 91.0 million.

•	Net losses associated with the Company’s development program of between $6.5 million and $7.5 million.

•	Taxes associated with the Company’s taxable REIT subsidiary of approximately $2.0 million.

•	Does not include non-cash interest expense related to the Company’s exchangeable senior notes of approximately $4.5 million.

Following is a GAAP reconciliation of the range of estimated fully diluted net income per share to estimated fully diluted FFO per share for the three months ending March 31, 2009.

	For the Three Months Ended March 31, 2009
	Low End	High End
Net income	$0.08	$0.09
Income allocated to Operating Partnership minority interest	0.01	0.01
Net income per diluted share	0.09	0.10

Real estate depreciation	0.13	0.13
Amortization of intangibles	0.01	0.01
Joint venture real estate depreciation and amortization	0.02	0.02
Distributions paid on Preferred Operating Partnership units	(0.02)	(0.02)
Diluted funds from operations per share	$0.23	$0.24

Following is a GAAP reconciliation of the range of estimated fully diluted net income per share to estimated fully diluted FFO per share for the year ending December 31, 2009:

	For the Year Ended December 31, 2009
	Low End	High End
Net income	$0.33	$0.38
Income allocated to Operating Partnership minority interest	0.03	0.03
Net income per diluted share	0.36	0.41

Real estate depreciation	0.53	0.53
Amortization of intangibles	0.06	0.06
Joint venture real estate depreciation and amortization	0.07	0.07
Distributions paid on Preferred Operating Partnership units	(0.06)	(0.06)
Diluted funds from operations per share	$0.96	$1.01

Forward-Looking Statements

Certain information set forth in this release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions and other information that is not historical information. In some cases, forward-looking statements can be identified by terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” “anticipates,” or “intends” or the negative of such terms or other comparable terminology, or by discussions of strategy. We may also make additional forward-looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by us or on our behalf, are also expressly qualified by these cautionary statements.  There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in or contemplated by this release.  Any forward looking statements should be considered in light of the risks referenced in the “Risk Factors” section included in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  Such factors include, but are not limited to:

•	changes in general economic conditions and in the markets in which we operate;

•	the effect of competition from new self-storage facilities or other storage alternatives, which could cause rents and occupancy rates to decline;

•	potential liability for uninsured losses and environmental contamination;

•

difficulties in our ability to evaluate, finance and integrate acquired and developed properties into our existing operations and to lease up those properties, which could adversely affect our profitability;

•

the impact of the regulatory environment as well as national, state, and local laws and regulations including, without limitation, those governing REITs, which could increase our expenses and reduce our cash available for distribution;

•	recent disruptions in credit and financial markets and resulting difficulties in raising capital at reasonable rates or at all, which could impede our ability to grow;

•	delays in the development and construction process, which could adversely affect our profitability;

•	economic uncertainty due to the impact of war or terrorism, which could adversely affect our business plan;

•	the successful realignment of our executive management team; and

•	our ability to attract and retain qualified personnel and management members.

All forward-looking statements are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them, but there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. All forward-looking statements apply only as of the date made. We undertake no obligation to publicly update or revise forward-looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

Supplemental Financial Information

Supplemental unaudited financial information regarding the Company’s performance can be found on the Company’s web site at www.extraspace.com. Click on the “Investor Relations” link at the bottom of the home page, then on “Financial Reports,” then on the tab “Quarterly and Other Reports” in the middle of the page and the document entitled “Q4 2008 Supplemental Financial Information.”  This supplemental information provides investors additional detail on items that include property occupancy and financial performance by geographic area, debt maturity schedules, and performance and progress of property development.

Conference Call

Extra Space Storage Inc. will host a conference call at 1:00 p.m. Eastern Time on Thursday, February 19, 2009 to discuss its financial results for the three months and year ended December 31, 2008.  The conference call will be broadcast live over the Internet and can be accessed by all interested parties through the Company’s website at www.extraspace.com and then by clicking on the “Investor Relations” link at the bottom of the home page.  To listen to the live call, please go to the website at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. A digital replay will be available on Thursday, February 19, 2009 at 4:00 p.m. Eastern Time through Thursday, March 5, 2009 at midnight Eastern Time. To access the replay, dial 888-286-8010 and enter passcode 63734830.  International callers should dial 617-801-6888 and enter the same passcode.

About Extra Space Storage Inc.

Extra Space Storage Inc., headquartered in Salt Lake City, Utah, is a fully integrated, self-administered and self-managed real estate investment trust that owns and/or operates 694 self-storage properties in 33 states and Washington, D.C. The Company’s properties comprise approximately 475,000 units and over 50 million square feet of rentable space. The Company is the second largest owner and/or operator of self-storage properties in the United States.

For Information:

James Overturf	Mark Collinson
Extra Space Storage Inc.	CCG Investor Relations
(801) 365-4501	(310) 477-9800

– Financial Tables Follow –

Extra Space Storage Inc.
Consolidated Balance Sheets
(In thousands, except share data)

	December 31, 2008	December 31, 2007
	(unaudited)
Assets:
Real estate assets:
Net operating real estate assets	$1,938,922	$1,791,377
Real estate under development	58,734	49,945
Net real estate assets	1,997,656	1,841,322

Investments in real estate ventures	136,791	95,169
Cash and cash equivalents	63,972	17,377
Investments available for sale	—	21,812
Restricted cash	38,678	34,449
Receivables from related parties and affiliated real estate joint ventures	11,335	7,386
Other assets, net	42,576	36,560
Total assets	$2,291,008	$2,054,075

Liabilities, Minority Interests and Stockholders’ Equity:
Notes payable	$943,598	$950,181
Notes payable to trusts	119,590	119,590
Exchangeable senior notes	209,663	250,000
Line of credit	27,000	—
Accounts payable and accrued expenses	35,128	31,346
Other liabilities	22,267	18,055
Total liabilities	1,357,246	1,369,172

Minority interest represented by Preferred Operating Partnership units, net of $100,000 note receivable	28,529	30,041
Minority interest in Operating Partnership and other minority interests	32,770	34,941

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value, 300,000,000 shares authorized, 85,790,331 and 65,784,274 shares issued and outstanding at December 31, 2008 and 2007, respectively	858	658
Paid-in capital	1,109,185	826,026
Other comprehensive deficit	—	(1,415)
Accumulated deficit	(237,580)	(205,348)
Total stockholders’ equity	872,463	619,921
Total liabilities, minority interests, and stockholders’ equity	$2,291,008	$2,054,075

Extra Space Storage Inc.
Consolidated Statement of Operations
(In thousands, except share and per share data)

	For the Three Months Ended December 31,
	2008	2007
	(unaudited)
Revenues:
Property rental	$60,789	$56,483
Management and franchise fees	5,108	5,078
Tenant reinsurance	4,368	3,191
Other income	95	(38)
Total revenues	70,360	64,714

Expenses:
Property operations	21,651	19,215
Tenant reinsurance	1,108	1,123
Unrecovered development and acquisition costs	96	172
General and administrative	9,859	9,188
Depreciation and amortization	13,933	11,284
Total expenses	46,647	40,982

Income before interest, equity in earnings of real estate ventures, gain on repurchase of exchangeable senior notes, loss on investments available for sale, Preferred Operating Partnership units and minority interests	23,713	23,732

Interest expense	(16,391)	(16,103)
Interest income	824	988
Interest income on note receivable from Preferred Operating Partnership Unit holder	1,212	1,212
Equity in earnings of real estate ventures	2,322	1,607
Gain on repurchase of exchangeable senior notes	7,970	—
Impairment of investments available for sale	—	(1,233)
Minority interest - Operating Partnership	(1,163)	(740)
Minority interests - other	473	128
Net income	18,960	9,591
Fixed distribution paid to Preferred Operating Partnership unit holder	—	—
Net income attributable to common stockholders	$18,960	$9,591

Net income per common share
Basic	$0.22	$0.15
Diluted	$0.22	$0.15

Weighted average number of shares
Basic	85,142,166	65,386,067
Diluted	90,398,565	70,995,620

Cash dividends paid per common share	$0.25	$0.25

Extra Space Storage Inc.
Consolidated Statement of Operations
(In thousands, except share and per share data)

	For the Year Ended December 31,
	2008	2007
	(unaudited)
Revenues:
Property rental	$235,695	$206,315
Management and franchise fees	20,945	20,598
Tenant reinsurance	16,091	11,049
Other income	520	904
Total revenues	273,251	238,866

Expenses:
Property operations	84,522	73,070
Tenant reinsurance	5,066	4,710
Unrecovered development and acquisition costs	1,727	765
General and administrative	40,427	36,722
Depreciation and amortization	49,566	39,801
Total expenses	181,308	155,068

Income before interest, equity in earnings of real estate ventures, gain on repurchase of exchangeable senior notes, loss on investments available for sale, Preferred Operating Partnership units and minority interests	91,943	83,798

Interest expense	(64,611)	(61,015)
Interest income	3,399	7,925
Interest income on note receivable from Preferred Operating Partnership Unit holder	4,850	2,492
Equity in earnings of real estate ventures	6,932	5,300
Gain on repurchase of exchangeable senior notes	7,970	—
Loss on sale of investments available for sale	(1,415)	—
Impairment of investments available for sale	—	(1,233)
Fair value adjustment of obligation associated with Preferred Operating Partnership units	—	1,054
Minority interest - Operating Partnership	(3,056)	(2,508)
Minority interests - other	876	281
Net income	46,888	36,094
Fixed distribution paid to Preferred Operating Partnership unit holder	—	(1,510)
Net income attributable to common stockholders	$46,888	$34,584

Net income per common share
Basic	$0.61	$0.53
Diluted	$0.61	$0.53

Weighted average number of shares
Basic	76,557,550	64,688,741
Diluted	81,913,784	70,503,668

Cash dividends paid per common share	$1.00	$0.93